Exhibit 107

Calculation of Filing Fee Tables
Form S-1
(Form Type)
Amentum Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.01 per share (“Common Stock”)	457(a) and 457(c)	19,464,174	$18.55	$361,060,427.70	0.0001531	$55,278.35
Fees Previously Paid
	Total Offering Amounts					$361,060,427.70		$55,278.35
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$55,278.35
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of a share of common stock on The New York Stock Exchange on March 6, 2025, which was $18.55.